Exhibit (d)(10)
AMENDED AND RESTATED SECURITY AGREEMENT

            AMENDED AND RESTATED SECURITY AGREEMENT, dated June 25, 2008 (this “Agreement”), among Global Diversified Industries, Inc., a Nevada corporation (the “Company”) and all of the Subsidiaries of the Company (such subsidiaries, the “Guarantors”) (the Company and Guarantors are collectively referred to as the “Debtors”), Babirak Carr, P.C., solely as administrative agent (the “Administrative Agent”), the holder or holders of the Company’s Series B Convertible Preferred Stock, par value $.001 (the “Series B Preferred Stock”), signatory hereto, their endorsees, transferees and assigns (the “Series B Holders”), and the holder or holders of the Company’s Series C Convertible Preferred Stock, par value $.001 (the “Series C Preferred Stock”), signatory hereto, their endorsees, transferees and assigns (the “Series C Holders”) (the Series B Holders and the Series C Holders are collectively referred to as, the “Secured Parties”).

W I T N E S S E T H:

WHEREAS, this Agreement, amends and restates the Security Agreement, dated February 22, 2008, among the Company, the Guarantors, the Administrative Agent, and the Series B Holders (the “Original Security Agreement”), in its entirety;

WHEREAS, on or about February 22, 2008, the Series B Holders severally advanced funds to the Company evidenced by the Series B Preferred Stock, subject to Series B Designations (as defined herein), which among other matters provided for redemption on the 24th month after issuance (the “Series B Redemption Payment”);

            WHEREAS, on or about June __, 2008, the Series C Holders have agreed to severally advance funds to the Company evidenced by the Series C Preferred Stock, subject to Series C Designations (as defined herein), which among other matters provided for redemption on the 24th month after issuance (the “Series C Redemption Payment”);

            WHEREAS, pursuant to a certain Amended and Restated Subsidiary Guarantee of even date herewith (the “Guaranty”), the Guarantors have jointly and severally agreed to guaranty and act as surety for payment of any Obligations (as defined in the Guaranty);

WHEREAS, the Company has paid all obligations due and owing to BFI Business Finance (defined as the “Senior Lender” in the Original Security Agreement); and

            WHEREAS, in order to induce the Series C Holders, each of which is also a Series B Holder, to advance additional funds evidenced by the Series C Preferred Stock, each Debtor and each Series B Holder has agreed to execute and deliver this Agreement.

            NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

            1.                  Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.  Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as “account”, “chattel paper”, “commercial tort claim”, “deposit account”, “document”, “equipment”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “proceeds” and “supporting obligations”) shall have the respective meanings given such terms in Article 9 of the UCC.

(a)           “Collateral” means the collateral in which the Secured Parties are granted a security interest by this Amended and Restated Security and which shall include the following personal property of the Debtors, whether presently owned or existing or hereafter acquired or coming into existence, wherever situated, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith, and all dividends, interest, cash, notes, securities, equity interest or other property at any time and from time to time acquired, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Securities (as defined below):

(i)             All goods, including, without limitations, (A) all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with any Debtor’s businesses and all improvements thereto; and (B) all inventory;

(ii)            All contract rights and other general intangibles, including, without limitation, all partnership interests, membership interests, stock or other securities, rights under any of the Organizational Documents, agreements related to the Pledged Securities, licenses, distribution and other agreements, computer software (whether “off-the-shelf”, licensed from any third party or developed by any Debtor), computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights, and income tax refunds;

(iii)           All accounts, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, and all right, title, security and guaranties with respect to each account, including any right of stoppage in transit;

(iv)           All documents, letter-of-credit rights, instruments and chattel paper;

(v)            All commercial tort claims;

(vi)           All deposit accounts and all cash (whether or not deposited in such deposit accounts);

(vii)          All investment property;

(viii)        All supporting obligations; and

(ix)           All files, records, books of account, business papers, and computer programs; and

(x)             the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(ix) above.

Without limiting the generality of the foregoing, the “Collateral” shall include all investment property and general intangibles respecting ownership and/or other equity interests in each Guarantor, including, without limitation, the shares of capital stock and the other equity interests listed on Schedule H hereto (as the same may be modified from time to time pursuant to the terms hereof), and any other shares of capital stock and/or other equity interests of any other direct or indirect subsidiary of any Debtor obtained in the future, and, in each case, all certificates representing such shares and/or equity interests and, in each case, all rights, options, warrants, stock, other securities and/or equity interests that may hereafter be received, receivable or distributed in respect of, or exchanged for, any of the foregoing (all of the foregoing being referred to herein as the “Pledged Securities”) and all rights arising under or in connection with the Pledged Securities, including, but not limited to, all dividends, interest and cash.

Notwithstanding the foregoing, nothing herein shall be deemed to constitute an assignment of any asset which, in the event of an assignment, becomes void by operation of applicable law or the assignment of which is otherwise prohibited by applicable law (in each case to the extent that such applicable law is not overridden by Sections 9-406, 9-407 and/or 9-408 of the UCC or other similar applicable law); provided, however, that to the extent permitted by applicable law, this Amended and Restated Security shall create a valid security interest in such asset and, to the extent permitted by applicable law, this Amended and Restated Security shall create a valid security interest in the proceeds of such asset.

(b)           “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, and (vii) all causes of action for infringement of the foregoing.

(c)           “Majority in Interest” shall mean, at any time of determination, (i) the majority in interest (based on then-outstanding stated value of the Series B Preferred Stock at the time of such determination) of the Series B Holders, and (ii) the majority in interest (based on then-outstanding stated value of the Series C Preferred Stock at the time of such determination) of the Series C Holders, voting as separate classes.

(d)           “Necessary Endorsement” shall mean undated stock powers endorsed in blank or other proper instruments of assignment duly executed and such other instruments or documents as the Administrative Agent (as that term is defined below) may reasonably request.

(e)           “Obligations” means all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing to, of any Debtor to any of the Secured Parties, including, without limitation, all obligations under this Amended and Restated Security, the Series B Preferred Stock, the Series B Designations, including the Series B Redemption Payment, the Series C Preferred Stock, the Series C Designations, including the Series C Redemption Payment, the Guaranty and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any of the Secured Parties as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.  Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation (i) any and all other fees, indemnities, costs, obligations and liabilities of the Debtors from time to time under or in connection with this Amended and Restated Security, the Series B Preferred Stock, the Series B Designations, the Series C Preferred Stock, the Series C Designations, the Guaranty and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith; and (ii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Debtor.

(f)           “Organizational Documents” means with respect to any Debtor, the documents by which such Debtor was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Debtor (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

(g)           “Series B Designations” means the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock filed with the State of Nevada on or about February 22, 2008.

(h)           “Series C Designations” means the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock filed with the State of Nevada on or about June __, 2008.

(i)           “Series B Obligations” means the obligations of the Company to Series C Holders pursuant to the Series B Designations, as may be amended, restated and renewed from time to time, including the Series B Obligations.

(j)           “Series C Obligations” means the obligations of the Company to Series C Holders pursuant to the Series C Designations, as may be amended, restated and renewed from time to time, including the Series C Obligations.

(k)           “Transaction Documents” means this Agreement, the Series C Designations, the Series C Convertible Preferred Stock, the Securities Purchase Agreement dated of even date herewith (as defined in the Series C Designations), the Series B Preferred Stock, the Series B Designations, the Securities Purchase Agreement dated February 22, 2008 (as defined in the Series B Designations), the Registration Rights Agreement dated February 22, 2008, and any other documents or agreements executed in connection with the transactions contemplated thereunder.

(l) “UCC” means the Uniform Commercial Code of the State of New York and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Amended and Restated Security, from time to time.  It is the intent of the parties that defined terms in the UCC should be construed in their broadest sense so that the term “Collateral” will be construed in its broadest sense.  Accordingly if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling.

2.                  Grant of Perfected First Priority Security Interest. As an inducement for the Secured Parties to extend the funds as evidenced by the Series B Preferred Stock, the Series B Designations, the Series C Preferred Stock, and the Series C Designation, and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Debtor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Secured Parties a continuing and perfected security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral (the “Security Interest”).

3.                  Delivery of Certain Collateral.  Contemporaneously or prior to the execution of the Agreement, each Debtor shall deliver or cause to be delivered to the Administrative Agent, to the extent not previously delivered in connection with the Original Security Agreement, (a) any and all certificates and other instruments representing or evidencing the Pledged Securities, and (b) any and all certificates and other instruments or documents representing any of the other Collateral, in each case, together with all Necessary Endorsements.  The Debtors are, contemporaneously with the execution hereof, delivering to Administrative Agent, or have previously delivered to Administrative Agent, a true and correct copy of each Organizational Document governing any of the Pledged Securities, to the extent such Organization Documents have been amended, restated, or modified since the Original Security Agreement.

            4.                  Representations, Warranties, Covenants and Agreements of the Debtors. Each Debtor represents and warrants to, and covenants and agrees with, the Secured Parties, as follows:

(a)           Each Debtor has the requisite corporate, partnership, limited liability company or other power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by each Debtor of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of such Debtor and no further action is required by such Debtor.  This Agreement has been duly executed by each Debtor.  This Agreement constitutes the legal, valid and binding obligation of each Debtor, enforceable against each Debtor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.

 (b)          The Debtors have no place of business or offices where their respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A attached hereto.  Except as specifically set forth on Schedule A, each Debtor is the record owner of the real property where such Collateral is located, and there exist no mortgages or other liens on any such real property except for Permitted Liens (as defined in the Securities Purchase Agreement of even date herewith).  Except as disclosed on Schedule A, none of such Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor.

(c)           Except for Permitted Liens (as defined in the Securities Purchase Agreement of even date herewith) and except as set forth on Schedule B attached hereto, the Debtors are the sole owner of the Collateral (except for non-exclusive licenses granted by any Debtor in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and are fully authorized to grant the Security Interest.  There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that will be filed in favor of the Secured Parties pursuant to this Agreement) covering or affecting any of the Collateral.  So long as this Agreement shall be in effect, the Debtors shall not execute and shall not knowingly permit to be on file in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of the Secured Parties pursuant to the terms of this Agreement).

(d)           Except as set forth on Schedule C attached hereto, no written claim has been received that any Collateral or Debtor's use of any Collateral violates the rights of any third party. There has been no adverse decision to any Debtor's claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to any Debtor's right to keep and maintain such Collateral in full force and effect, and there is no proceeding involving said rights pending or, to the best knowledge of any Debtor, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

(e)           Each Debtor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule A attached hereto and may not relocate such books of account and records or tangible Collateral unless it delivers to the Secured Parties at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interest to create in favor of the Secured Parties a valid, perfected and continuing perfected first priority lien in the Collateral.

(f)           This Agreement creates in favor of the Secured Parties a valid, security interest in the Collateral, subject only to Permitted Liens (as defined in the Securities Purchase Agreement of even date herewith) securing the payment and performance of the Obligations.  Upon making the filings described in the immediately following paragraph, all security interests created hereunder in any Collateral which may be perfected by filing Uniform Commercial Code financing statements shall have been duly perfected.  Except for the filing of the Uniform Commercial Code financing statements referred to in the immediately following paragraph, the recordation of the Intellectual Property Security Agreement (as defined below) with respect to copyrights and copyright applications in the United States Copyright Office referred to in paragraph (m), the execution and delivery of deposit account control agreements referred to in paragraph (dd) satisfying the requirements of Section 9-104(a)(2) of the UCC with respect to each deposit account of the Debtors, and the delivery of the certificates and other instruments provided in Section 3, no action is necessary to create, perfect or protect the security interests created hereunder.  Without limiting the generality of the foregoing, except for the filing of said financing statements, the recordation of said Intellectual Property Security Agreement, and the execution and delivery of said deposit account control agreements, no consent of any third parties and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the execution, delivery and, except as set forth on Schedule D, performance of this Agreement, (ii) the creation or perfection of the Security Interests created hereunder in the Collateral or (iii) the enforcement of the rights of the Secured Parties hereunder.

(g)           Each Debtor hereby authorizes the Secured Parties, or any of them, to file one or more financing statements under the UCC, with respect to the Security Interest with the proper filing and recording agencies in any jurisdiction deemed proper by them.

(h)           The execution, delivery and performance of this Agreement by the Debtors does not (i) violate any of the provisions of any Organizational Documents of any Debtor or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to any Debtor or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Debtor's debt or otherwise) or other understanding to which any Debtor is a party or by which any property or asset of any Debtor is bound or affected. No consent (including, without limitation, from stockholders or creditors of any Debtor) is required for any Debtor to enter into and perform its obligations hereunder.

(i)            The capital stock and other equity interests listed on Schedule J hereto represent all of the capital stock and other equity interests of the Guarantors, and represent all capital stock and other equity interests owned, directly or indirectly, by the Company.  All of the Pledged Securities are validly issued, fully paid and nonassessable, and the Company is the legal and beneficial owner of the Pledged Securities, free and clear of any lien, security interest or other encumbrance except for the security interests created by this Agreement and other Permitted Liens (as defined in the Securities Purchase Agreement of even date herewith).

(j)            The ownership and other equity interests in partnerships and limited liability companies (if any) included in the Collateral (the “Pledged Interests”) by their express terms do not provide that they are securities governed by Article 8 of the UCC and are not held in a securities account or by any financial intermediary.

(k)           Each Debtor shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected first priority liens and security interests in the Collateral in favor of the Secured Parties until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 11 hereof.  Each Debtor hereby agrees to defend the same against the claims of any and all persons and entities. Each Debtor shall safeguard and protect all Collateral for the account of the Secured Parties.   At the request of the Secured Parties, each Debtor will sign and deliver to the Secured Parties at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Secured Parties and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Secured Parties to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, each Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder, and each Debtor shall obtain and furnish to the Secured Parties from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interest hereunder.

(l)            Subject to Permitted Liens, no Debtor will transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral (except for non-exclusive licenses granted by a Debtor in its ordinary course of business and sales of inventory by a Debtor in its ordinary course of business) without the prior written consent of a Majority in Interest.

(m)           Each Debtor shall keep and preserve its equipment, inventory and other tangible Collateral in good condition, repair and order and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage.

(n)           Each Debtor shall maintain with financially sound and reputable insurers, insurance with respect to the Collateral against loss or damage of the kinds and in the amounts customarily insured against by entities of established reputation having similar properties similarly situated and in such amounts as are customarily carried under similar circumstances by other such entities and otherwise as is prudent for entities engaged in similar businesses but in any event sufficient to cover the full replacement cost thereof.  Each Debtor shall cause each insurance policy issued in connection herewith to provide, and the insurer issuing such policy to certify to the Administrative Agent that (a) the Administrative Agent will be named as lender loss payee and additional insured under each such insurance policy; (b) if such insurance be proposed to be cancelled or materially changed for any reason whatsoever, such insurer will promptly notify the Administrative Agent and such cancellation or change shall not be effective as to the Administrative Agent for at least thirty (30) days after receipt by the Administrative Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; and (c) the Administrative Agent will have the right (but no obligation) at its election to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default.  If no Event of Default (as defined in the Securities Purchase Agreement of even date herewith) exists and if the proceeds arising out of any claim or series of related claims do not exceed $100,000, loss payments in each instance will be applied by the applicable Debtor to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied, shall be payable to the applicable Debtor, provided, however, that payments received by any Debtor after an Event of Default occurs and is continuing or in excess of $100,000 for any occurrence or series of related occurrences shall be paid to the Administrative Agent and, if received by such Debtor, shall be held in trust for and immediately paid over to the Administrative Agent unless otherwise directed in writing by the Administrative Agent.   Copies of such policies or the related certificates, in each case, naming the Administrative Agent as lender loss payee and additional insured shall be delivered to the Administrative Agent at least annually and at the time any new policy of insurance is issued.

(o)           Each Debtor shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Parties promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Parties’ security interest therein.

(p)           Each Debtor shall promptly execute and deliver to the Secured Parties such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Secured Parties may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce its security interest in the Collateral including, without limitation, if applicable, the execution and delivery of a separate security agreement with respect to each Debtor’s Intellectual Property (“Intellectual Property Security Agreement”) in which the Secured Parties have been granted a security interest hereunder, substantially in a form acceptable to the Secured Parties, which Intellectual Property Security Agreement, other than as stated therein, shall be subject to all of the terms and conditions hereof.

(q)           Each Debtor shall permit the Secured Parties and their representatives and agents to inspect, upon reasonable advanced notice, the Collateral at any time, and to make copies of records pertaining to the Collateral as may be requested by a Secured Party from time to time.

(r)            Each Debtor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(s)           Each Debtor shall promptly notify the Secured Parties in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by such Debtor that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Parties hereunder.

(t)           All information heretofore, herein or hereafter supplied to the Secured Parties by or on behalf of any Debtor with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

(u)           The Debtors shall at all times preserve and keep in full force and effect their respective valid existence and good standing and any rights and franchises material to its business.

(v)           No Debtor will change its name, type of organization, jurisdiction of organization, organizational identification number (if it has one), legal or corporate structure, or identity, or add any new fictitious name unless it provides at least 30 days prior written notice to the Secured Parties of such change and, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue perfected the perfected security Interest granted and evidenced by this Agreement.

(w)          No Debtor may consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale without the consent of a Majority in Interest which shall not be unreasonably withheld, except to the extent such consignment or sale does not exceed 15% of the total value of all of the Company’s finished goods in Inventory.

(x)           No Debtor may relocate its chief executive office to a new location without providing 30 days prior written notification thereof to the Secured Parties and so long as, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue perfected the perfected security Interest granted and evidenced by this Agreement.

 (y)          Each Debtor was organized and remains organized solely under the laws of the state set forth next to such Debtor’s name in the first paragraph of this Agreement.  Schedule E attached hereto sets forth each Debtor’s organizational identification number or, if any Debtor does not have one, states that one does not exist.

(z)            (i) The actual name of each Debtor is the name set forth in the preamble above; (ii) no Debtor has any trade names except as set forth on Schedule E attached hereto; (iii) no Debtor has used any name other than that stated in the preamble hereto or as set forth on Schedule F for the preceding five years; and (iv) no entity has merged into any Debtor or been acquired by any Debtor within the past five years except as set forth on Schedule F.

(aa)         At any time and from time to time that any Collateral consists of instruments, certificated securities or other items that require or permit possession by the secured party to perfect the security interest created hereby, the applicable Debtor shall deliver such Collateral to the Administrative Agent.

(bb)        Each Debtor shall vote the Pledged Securities to comply with the covenants and agreements set forth herein and in the Series B Designations and the Series C Designations.

(cc)         Each Debtor shall register the pledge of the applicable Pledged Securities on the books of such Debtor.  Each Debtor shall notify each issuer of Pledged Securities to register the pledge of the applicable Pledged Securities in the name of the Secured Parties on the books of such issuer.  Further, except with respect to certificated securities delivered to the Administrative Agent, the applicable Debtor shall deliver to Administrative Agent an acknowledgement of pledge (which, where appropriate, shall comply with the requirements of the relevant UCC with respect to perfection by registration) signed by the issuer of the applicable Pledged Securities, which acknowledgement shall confirm that: (a) it has registered the pledge on its books and records; and (b) at any time directed by Administrative Agent during the continuation of an Event of Default, such issuer will transfer the record ownership of such Pledged Securities into the name of any designee of Administrative Agent, will take such steps as may be necessary to effect the transfer, and will comply with all other instructions of Administrative Agent regarding such Pledged Securities without the further consent of the applicable Debtor.

(dd)         In the event that, upon an occurrence of an Event of Default, Administrative Agent shall sell all or any of the Pledged Securities to another party or parties (herein called the “Transferee”) or shall purchase or retain all or any of the Pledged Securities, each Debtor shall, to the extent applicable: (i) deliver to Administrative Agent or the Transferee, as the case may be, the articles of incorporation, bylaws, minute books, stock certificate books, corporate seals, deeds, leases, indentures, agreements, evidences of indebtedness, books of account, financial records and all other Organizational Documents and records of the Debtors and their direct and indirect subsidiaries; (ii) use its best efforts to obtain resignations of the persons then serving as officers and directors of the Debtors and their direct and indirect subsidiaries, if so requested; and (iii) use its reasonable best efforts to obtain any approvals that are required by any governmental or regulatory body in order to permit the sale of the Pledged Securities to the Transferee or the purchase or retention of the Pledged Securities by Administrative Agent and allow the Transferee or Administrative Agent to continue the business of the Debtors and their direct and indirect subsidiaries.

 (ee)        Each Debtor will from time to time, at the joint and several expense of the Debtors, promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, or as the Secured Parties may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Parties to exercise and enforce their rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

(ff)          Schedule G attached hereto lists all of the patents, patent applications, trademarks, trademark applications, registered copyrights, and domain names owned by any of the Debtors as of the date hereof.  Schedule G lists all material licenses in favor of any Debtor for the use of any patents, trademarks, copyrights and domain names as of the date hereof.  All material patents and trademarks of the Debtors have been duly recorded (or applications for such patents and trademarks are currently pending) at the United States Patent and Trademark Office and all material copyrights of the Debtors have been duly recorded (or applications for such copyrights is currently pending) at the United States Copyright Office.

(gg)         Except as set forth on Schedule I attached hereto, none of the account debtors or other persons or entities obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or any similar federal, state or local statute or rule in respect of such Collateral.

5.                  Effect of Pledge on Certain Rights. If any of the Collateral subject to this Agreement consists of nonvoting equity or ownership interests (regardless of class, designation, preference or rights) that may be converted into voting equity or ownership interests upon the occurrence of certain events (including, without limitation, upon the transfer of all or any of the other stock or assets of the issuer), it is agreed that the pledge of such equity or ownership interests pursuant to this Agreement or the enforcement of any of Administrative Agent’s rights hereunder shall not be deemed to be the type of event which would trigger such conversion rights notwithstanding any provisions in the Organizational Documents or agreements to which any Debtor is subject or to which any Debtor is party.

6.                  Defaults. The following events shall be “Events of Default”:

(a)           The occurrence of a Triggering Event (as defined in the Series B Designations) under the Series B Designations, or the occurrence of a Triggering Event (as defined in the Series C Designations) under the Series C Designations;

(b)           Any representation or warranty of any Debtor in this Agreement shall prove to have been incorrect in any material respect when made;

(c)            The failure by any Debtor to observe or perform any of its obligations hereunder for five (5) days after delivery to such Debtor of notice of such failure by or on behalf of a Secured Party unless such default is capable of cure but cannot be cured within such time frame and such Debtor is using best efforts to cure same in a timely fashion; or

(d)           If any material provision of this Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Debtor, or a proceeding shall be commenced by any Debtor, or by any governmental authority having jurisdiction over any Debtor, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny that any Debtor has any liability or obligation purported to be created under this Agreement.

            7.                  Duty To Hold In Trust.

(a)           Upon the occurrence of any Event of Default and during the continuation of such Event of Default, each Debtor shall, upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interest, whether payable pursuant to the Series B Designations, Series C Designations or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Parties and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Parties in accordance with Section 9 below.

(b)           If any Debtor shall become entitled to receive or shall receive any securities or other property (including, without limitation, shares of Pledged Securities or instruments representing Pledged Securities acquired after the date hereof, or any options, warrants, rights or other similar property or certificates representing a dividend, or any distribution in connection with any recapitalization, reclassification or increase or reduction of capital, or issued in connection with any reorganization of such Debtor or any of its direct or indirect subsidiaries) in respect of the Pledged Securities (whether as an addition to, in substitution of, or in exchange for, such Pledged Securities or otherwise), such Debtor agrees to (i) accept the same as the agent of the Secured Parties; (ii) hold the same in trust on behalf of and for the benefit of the Secured Parties; and (iii) to deliver any and all certificates or instruments evidencing the same to Administrative Agent on or before the close of business on the fifth business day following the receipt thereof by such Debtor, in the exact form received together with the Necessary Endorsements, to be held by Administrative Agent subject to the terms of this Agreement as Collateral.

            8.                  Rights and Remedies Upon Default.

(a)           Upon the occurrence of any Event of Default and during the continuation of such Event of Default, the Secured Parties, acting through any agent appointed by a Majority in Interest of the Secured Parties for such purpose, shall have the right to exercise all of the remedies conferred hereunder and under the Series B Designations or the Series C Designations, and the Secured Parties shall have all the rights and remedies of a secured party under the UCC.  Without limitation, the Secured Parties shall have the following rights and powers:

(i)   The Secured Parties shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises of the Debtor where the Collateral, or any part thereof, is or may be placed and remove the same, and each Debtor shall assemble the Collateral and make it available to the Secured Parties at places which the Secured Parties shall reasonably select, whether at such Debtor's premises or elsewhere, and make available to the Secured Parties, without rent, all of such Debtor’s respective premises and facilities for the purpose of the Secured Parties taking possession of, removing or putting the Collateral in saleable or disposable form.

(ii)         Upon notice to the Debtors by Administrative Agent, all rights of each Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and all rights of each Debtor to receive the dividends and interest which it would otherwise be authorized to receive and retain, shall cease.  Upon such notice, Administrative Agent shall have the right to receive any interest, cash dividends or other payments on the Collateral and, at the option of Administrative Agent, to exercise in such Administrative Agent’s discretion all voting rights pertaining thereto.  Without limiting the generality of the foregoing, Administrative Agent shall have the right (but not the obligation) to exercise all rights with respect to the Collateral as it were the sole and absolute owners thereof, including, without limitation, to vote and/or to exchange, at its sole discretion, any or all of the Collateral in connection with a merger, reorganization, consolidation, recapitalization or other readjustment concerning or involving the Collateral or any Debtor or any of its direct or indirect subsidiaries.

(iii)   The Secured Parties shall have the right to operate the business of each Debtor using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Parties may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or  notice to any Debtor or right of redemption of a Debtor, which are hereby expressly waived.  Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Parties may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of any Debtor, which are hereby waived and released.

(iv)          The Secured Parties shall have the right (but not the obligation) to notify any account debtors and any obligors under instruments or accounts to make payments directly to the Secured Parties and to enforce the Debtors’ rights against such account debtors and obligors.

(v)            The Secured Parties may (but are not obligated to) direct any financial intermediary or any other person or entity holding any investment property to transfer the same to the Secured Parties or their designee.

(vi)           The Secured Parties may (but are not obligated to) transfer any or all Intellectual Property registered in the name of any Debtor at the United States Patent and Trademark Office and/or Copyright Office into the name of the Secured Parties or any designee or any purchaser of any Collateral.

(b)           The Administrative Agent may comply with any applicable law in connection with a disposition of Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  The Administrative Agent may sell the Collateral without giving any warranties and may specifically disclaim such warranties.  If the Administrative Agent sells any of the Collateral on credit, the Debtors will only be credited with payments actually made by the purchaser.  In addition, each Debtor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Administrative Agent’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

(c)           For the purpose of enabling the Administrative Agent to further exercise rights and remedies under this Section 8 or elsewhere provided by agreement or applicable law, each Debtor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Debtor) to use, license or sublicense following, and during the continuation of, an Event of Default, any Intellectual Property now owned or hereafter acquired by such Debtor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

            9.                  Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, second, to the reasonable attorneys’ fees and expenses incurred by the Series C Holders in enforcing their rights hereunder and in connection with collecting, storing and disposing of the Collateral, third, to Obligations owing to the Series C Holders, including the Series C Redemption Payment, pro rata among the Series C Holders (based on then-outstanding stated value of the Series C Preferred Stock at the time of any such determination, fourth, to the reasonable attorneys’ fees and expenses incurred by the Series B Holders in enforcing their rights hereunder and in connection with collecting, storing and disposing of the Collateral, and fifth to Obligations owing to the Series B Holders, including the Series B Redemption Payment, pro rata among the Series B Holders (based on then-outstanding stated value of the Series B Preferred Stock at the time of any such determination), and to the payment of any other amounts required by applicable law, after which the Secured Parties shall pay to the applicable Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Debtors will be liable for the deficiency, together with interest thereon, at the rate of 10% per annum or the lesser amount permitted by applicable law (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Parties to collect such deficiency.  To the extent permitted by applicable law, each Debtor waives all claims, damages and demands against the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Secured Parties as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

10.            Securities Law Provision.  Each Debtor recognizes that Administrative Agent may be limited in its ability to effect a sale to the public of all or part of the Pledged Securities by reason of certain prohibitions in the Securities Act of 1933, as amended, or other federal or state securities laws (collectively, the “Securities Laws”), and may be compelled to resort to one or more sales to a restricted group of purchasers who may be required to agree to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Debtor agrees that sales so made may be at prices and on terms less favorable than if the Pledged Securities were sold to the public, and that Administrative Agent has no obligation to delay the sale of any Pledged Securities for the period of time necessary to register the Pledged Securities for sale to the public under the Securities Laws.  Each Debtor shall cooperate with Administrative Agent in its attempt to satisfy any requirements under the Securities Laws (including, without limitation, registration thereunder if requested by Administrative Agent) applicable to the sale of the Pledged Securities by Administrative Agent.

            11.                Costs and Expenses. Each Debtor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Secured Parties.  The Debtors shall also pay all other claims and charges which in the reasonable opinion of the Secured Parties might materially prejudice, imperil or otherwise affect the Collateral or the Security Interest therein.  The Debtors will also, upon demand, pay to the Secured Parties the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Parties may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Parties under the Series B Designations or Series C Designations. Until so paid, any fees payable hereunder shall be added to the stated value of the Series B Preferred Stock, or Series C Preferred Stock, and shall bear interest at the Default Rate.

            12.                Responsibility for Collateral. The Debtors assume all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.  Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor any Secured Party (i) has any duty (either before or after an Event of Default) to collect any amounts in respect of the Collateral or to preserve any rights relating to the Collateral, or (ii) has any obligation to clean-up or otherwise prepare the Collateral for sale, and (b) each Debtor shall remain obligated and liable under each contract or agreement included in the Collateral to be observed or performed by such Debtor thereunder.  Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating to any of the Collateral, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Administrative Agent or to which the Administrative Agent or any Secured Party may be entitled at any time or times.

13.                Security Interest Absolute. All rights of the Secured Parties and all obligations of the Debtors hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Series B Designations, the Series C Designations or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Series B Designations, Series C Designations or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Secured Parties to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to a Debtor, or a discharge of all or any part of the Security Interest granted hereby.  Until the Obligations shall have been paid and performed in full, the rights of the Secured Parties shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy.  Each Debtor expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Secured Parties hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Secured Parties, then, in any such event, each Debtor’s obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof.  Each Debtor waives all right to require the Secured Parties to proceed against any other person or entity or to apply any Collateral which the Secured Parties may hold at any time, or to marshal assets, or to pursue any other remedy. Each Debtor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

            14.                Term of Agreement. This Agreement and the Security Interest shall terminate on the date on which all payments under the Series B Designations and Series C Designations, including the Series B Redemption Payment and Series C Redemption Payment, have been indefeasibly paid in full and all other Obligations have been paid or discharged; provided, however, that all indemnities of the Debtors contained in this Agreement shall survive and remain operative and in full force and effect regardless of the termination of this Agreement.

15.                Power of Attorney; Further Assurances.

(a)           Each Debtor authorizes the Secured Parties, and does hereby make, constitute and appoint the Secured Parties and their respective officers, agents, successors or assigns with full power of substitution, as such Debtor’s true and lawful attorney-in-fact, with power, in the name of the various Secured Parties or such Debtor, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any note, checks, drafts, money orders or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Parties; (ii) to sign and endorse any financing statement pursuant to the UCC or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; (v) to transfer any Intellectual Property or provide licenses respecting any Intellectual Property; and (vi) generally, at the option of the Secured Parties, and at the expense of the Debtors, at any time, or from time to time, to execute and deliver any and all documents and instruments and to do all acts and things which the Secured Parties deem necessary to protect, preserve and realize upon the Collateral and the Security Interest granted therein in order to effect the intent of this Agreement, the Series B Designations, and the Series C Designations all as fully and effectually as the Debtors might or could do; and each Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.  The designation set forth herein shall be deemed to amend and supersede any inconsistent provision in the Organizational Documents or other documents or agreements to which any Debtor is subject or to which any Debtor is a party.  Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, each Secured Party is specifically authorized to execute and file any applications for or instruments of transfer and assignment of any patents, trademarks, copyrights or other Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office.

(b)           On a continuing basis, each Debtor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule E attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Secured Parties, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Parties the grant or perfection of a perfected security interest in all the Collateral under the UCC.

(c)           Each Debtor hereby irrevocably appoints the Secured Parties as such Debtor’s attorney-in-fact, with full authority in the place and instead of such Debtor and in the name of such Debtor, from time to time in the Secured Parties’ discretion, to take any action and to execute any instrument which the Secured Parties may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Debtor where permitted by law, which financing statements may (but need not) describe the Collateral as “all assets” or “all personal property” or words of like import, and ratifies all such actions taken by the Secured Parties.  This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

            16.                Notices. With respect to the Series B Holders, all notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Securities Purchase Agreement (as such term is defined in the Series B Designations). With respect to the Series C Holders, all notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Securities Purchase Agreement (as such term is defined in the Series C Designations).

            17.                Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Secured Parties shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Parties’ rights and remedies hereunder.

18.                Appointment of Administrative Agent.  The Secured Parties hereby appoint Babirak Carr, P.C. (“Administrative Agent”) to act as their administrative agent for purposes of exercising certain rights and remedies of the Secured Parties hereunder. Such appointment shall continue until the earlier of (i) the termination of this Agreement, (ii) the resignation of the Administrative Agent in accordance with the terms set forth in Annex B hereto, or (iii) such appointment is revoked in writing by a Majority in Interest, at which time a Majority in Interest shall appoint a new Administrative Agent.  The Administrative Agent shall have the rights, responsibilities and immunities set forth in Annex B hereto.

            19.                Miscellaneous.

(a)           No course of dealing between the Debtors and the Secured Parties, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege hereunder, under the Series B Designations, Series C Designations, or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)           All of the rights and remedies of the Secured Parties with respect to the Collateral, whether established hereby, by the Series B Designations, Series C Designations, by any other Transaction Document, or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(c)           This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.

(d)           In the event any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable.  If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

(e)           No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.

(f)            This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

(g)           Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

(h)           All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement, the Series B Designation, and any other Transaction Document (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

(i)           This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(j)           All Debtors shall jointly and severally be liable for the obligations of each Debtor to the Secured Parties hereunder.

(k)           Each Debtor shall indemnify, reimburse and hold harmless the Secured Parties and their respective partners, members, shareholders, officers, directors, employees and agents (collectively, “Indemnitees”) from and against any and all losses, claims, liabilities, damages, penalties, suits, costs and expenses, of any kind or nature, (including fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from this Agreement or the Collateral, except any such losses, claims, liabilities, damages, penalties, suits, costs and expenses which result from the gross negligence or willful misconduct of the Indemnitee as determined by a final, nonappealable decision of a court of competent jurisdiction.  This indemnification provision is in addition to, and not in limitation of, any other indemnification provision in the Series B Designations, Series C Designations, the Securities Purchase Agreement (as such term is defined in the Series B Designations), the Securities Purchase Agreement (as such term is defined in the Series C Designations),  or any other agreement, instrument or other document executed or delivered in connection herewith or therewith.

(l)            Nothing in this Agreement shall be construed to subject Administrative Agent or any Secured Party to liability as a partner in any Debtor or any if its direct or indirect subsidiaries that is a partnership or as a member in any Debtor or any of its direct or indirect subsidiaries that is a limited liability company, nor shall Administrative Agent or any Secured Party be deemed to have assumed any obligations under any partnership agreement or limited liability company agreement, as applicable, of any such Debtor or any if its direct or indirect subsidiaries or otherwise, unless and until any such Secured Party exercises its right to be substituted for such Debtor as a partner or member, as applicable, pursuant hereto.

(m)           To the extent that the grant of the security interest in the Collateral and the enforcement of the terms hereof require the consent, approval or action of any partner or member, as applicable, of any Debtor or any direct or indirect subsidiary of any Debtor or compliance with any provisions of any of the Organizational Documents, the Debtors hereby grant such consent and approval and waive any such noncompliance with the terms of said documents.

[SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Security Agreement to be duly executed on the day and year first above written.

“Debtors” GLOBAL DIVERSIFIED INDUSTRIES, INC.
By: /s/ Phillip Hamilton Name: Phillip Hamilton Title: Chief Executive Officer Signed on the 25 day of June, 2008.

LUTREX ENTERPRISES, INC.
By: /s/ Adam DeBard Name: Adam DeBard Title: President Signed on the 25 day of June, 2008.
GLOBAL MODULAR, INC.
By: /s/ Adam DeBard Name: Adam DeBard Title: President Signed on the 25 day of June, 2008. “Administrative Agent”
BABIRAK CARR, P.C.

By:  /s/ Neil R. Carr
     Name:  Neil R. Carr
     Title:  Member/Shareholder
     Signed on the 25th  day of June, 2008.

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

“Series B Holders”

/s/ Rebecca Manandic
Rebecca Manandic, an individual

BEAR CREEK TRUST

By: /s/ Rebecca Manandic
Its:  Trustee

/s/ Joseph Salmeri
Joseph Salmeri, an individual

SIERRA CASEWORK, INC.

By: /s/ Richard D. Cheney
Its:  President

/s/ Mike Trevino
Mike Trevino, an individual

IMPACT MODULAR LEASING

By: /s/ Duane Hamilton
Its:  Secretary

“Series B and Series C Holder”

VICIS CAPITAL MASTER FUND

By: /s/ Chris Phillips
Its:  Managing Director

SCHEDULE A

Location of Collateral

Principal Place of Business of Debtors:

1200 Airport Road, Chowchilla, California 93610-9344

Other Locations Where Collateral is Located or Stored:

None.

Ownership of Real Property:

The Company and the Guarantors lease the real property located at 1200 Airport Road, Chowchilla, California 93610-9344.

The Company has pledged all of the issued and outstanding capital stock of Lutrex Enterprises, Inc. and Global Modular, Inc. to BFI Business Finance pursuant to the terms of that certain Amended and Restated Stock Pledge Agreement dated as of October 26, 2004.  These securities are currently in BFI Business Finance’s possession.

SCHEDULE B

Liens other than Permitted Liens

None.

SCHEDULE C

No Claims or Litigation

None.

SCHEDULE D

Consents

SCHEDULE E

Organizational Identification Numbers

Debtor/Guarantor	Jurisdiction of Incorporation	Organizational Identification Number
Global Diversified Industries, Inc.	Nevada	C8500-1990
Global Modular, Inc.	Nevada	C31195-2001
Lutrex Enterprises, Inc.	California	C2330293

SCHEDULE F

Names; Mergers and Acquisitions

None.

SCHEDULE G

Intellectual Property

None.

SCHEDULE H

Pledged Securities

Subsidiary	Jurisdiction of Incorporation	Address	Percentage owned by Global Diversified Industries, Inc.
Global Modular, Inc.	Nevada	1200 Airport Drive Chowchilla, CA 93610	100%
Lutrex Enterprises, Inc.	California	1200 Airport Drive Chowchilla, CA 93610	100%

SCHEDULE I

Account Debtors

None.

SCHEDULE J

Capital Stock

The Company owns 100% of all stock of Global Modular, Inc. and Lutrex Enterprises, Inc.

ANNEX B
to
SECURITY
AGREEMENT

THE ADMINISTRATIVE AGENT

1.  Appointment. The Secured Parties (all capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Security Agreement to which this Annex B is attached (the "Agreement")), by their acceptance of the benefits of the Agreement, hereby designate _________________________  (“Administrative Agent”) as the Administrative Agent to act as specified herein and in the Agreement.  Each Secured Party shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of the Agreement and any other Transaction Document (as such term is defined in the Purchase Agreement) and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder by or through its agents or employees including its legal counsel.

2. Nature of Duties.  The Administrative Agent shall have no duties or responsibilities except those expressly set forth in the Agreement.  Notwithstanding any other provision hereof or the Agreement, neither the Administrative Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Agreement or hereunder or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss.  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of the Agreement or any other Transaction Document a fiduciary relationship in respect of any Debtor or any Secured Party; and nothing in the Agreement or any other Transaction Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of the Agreement or any other Transaction Document except as expressly set forth herein and therein.  Specifically, and without limitation, the Administrative Agent shall have no duties or responsibilities to secure or re-secure, perfect or re-perfect (except for perfection by custody of the Collateral by the Administrative Agent as contemplated in the Agreement) or defend against any legal challenge any security interest of the Secured Parties in the Collateral.

3. Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Secured Party, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its subsidiaries in connection with such Secured Party’s investment in the Debtors, the creation and continuance of the Obligations, the transactions contemplated by the Transaction Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Company and its subsidiaries, and of the value of the Collateral from time to time, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter.  The Administrative Agent shall not be responsible to the Debtors or any Secured Party for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or in any periodic filing with the Securities and Exchange Commission or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Transaction Document, or for the financial condition of the Debtors or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Transaction Document, or the financial condition of the Debtors, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under the Agreement, the Series B Designations, the Series C Designations or any of the other Transaction Documents.

4. Certain Rights of the Administrative Agent.  The Administrative Agent shall have the right to take any action with respect to the Collateral, on behalf of all of the Secured Parties.  To the extent practical, the Administrative Agent shall request instructions from the Secured Parties with respect to any material act or action (including any failure to act) in connection with the Agreement, and shall be entitled to act or refrain from acting in accordance with the instructions of Secured Parties holding a majority in stated value of Series B Preferred Stock (based on then-outstanding stated value of the Series B Preferred Stock at the time of any such determination); if such instructions are not provided despite the Agent’s request therefor, the Administrative Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to be indemnified and held harmless by the Secured Parties in respect of action taken or to be taken by the Administrative Agent; and the Administrative Agent shall not incur any liability to any person or entity by reason of so refraining.  Without limiting the foregoing: (a) no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or the Transaction Documents, and the Debtors shall have no right to question or challenge the authority of, or the instructions given to, the Administrative Agent pursuant to the foregoing, (b) the Administrative Agent shall not be required to take any action which the Administrative Agent believes (i) could reasonably be expected to expose it to any personal liability or (ii) is contrary to the Agreement, the Transaction Documents, or applicable law, and (c) notwithstanding any other provision hereof or the Agreement, the Administrative Agent shall have no liability to the Debtors, the Guarantors or any Secured Party for any action taken by the Administrative Agent, or for any inaction, on the basis of the advice of its legal counsel.

5.  Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Transaction Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Transaction Documents and its duties thereunder, upon advice of other experts selected by it.  Anything to the contrary notwithstanding, the Administrative Agent shall have no obligation whatsoever to any Secured Party to assure that the Collateral exists or is owned by the Debtors or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.

6.  Indemnification; Contribution.  The Secured Parties shall jointly and severally indemnify and hold harmless the Administrative Agent, its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) (individually, an “Indemnified Party”; collectively, “Indemnified Parties”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable legal fees) of any kind or nature whatsoever (“Loss”) which may be imposed on, incurred by or asserted against the Indemnified Party in performing the Administrative Agent’s duties hereunder or under the Agreement or any other Transaction Document or in any way relating to or arising out of the Agreement or any other Transaction Document.  The Secured Parties shall reimburse the Administrative Agent for any Loss as incurred but in any event within ten (10) business days of the delivery by the Administrative Agent to the Secured Parties of a written notice setting forth the nature and amount of any such Loss. If the indemnification under this Section 6 is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Loss, then each Secured Party shall contribute to the amount paid or payable by such Indemnified Party in proportion to the Secured Parties’ initially purchased respective stated value of Series B Preferred Stock.  The indemnity and contribution agreements contained in this Section are in addition to any other liability that the Secured Parties may have to the Indemnified Parties under the Agreement or otherwise.  Prior to taking any action hereunder or under the Agreement as Administrative Agent, the Administrative Agent may require each Secured Party to deposit with it sufficient sums as it determines in good faith is necessary to protect the Administrative Agent for costs and expenses associated with taking such action and the Administrative Agent may delay taking any such action until such time as it shall have received such sums and shall have no liability hereunder to any party for any such delay.

7.  Resignation by the Administrative Agent.

(a)  The Administrative Agent may resign from the performance of all its functions and duties under the Agreement and the other Transaction Documents at any time by giving 30 days' prior written notice (as provided in the Agreement) to the Debtors and the Secured Parties.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below.

(b)  Upon any such notice of resignation, the Secured Parties, acting by a Majority in Interest, shall promptly appoint a successor Administrative Agent hereunder.

(c) If a successor Administrative Agent shall not have been so appointed within said 30-day period, the Administrative Agent shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Secured Parties appoint a successor Administrative Agent as provided above.  If a successor Administrative Agent has not been appointed within such 30-day period, the Administrative Agent may petition any court of competent jurisdiction or may interplead the Debtors and the Secured Parties in a proceeding for the appointment of a successor Administrative Agent, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by the Debtors on demand.

8.  Rights with respect to Collateral.  Each Secured Party agrees with all other Secured Parties and the Administrative Agent (i) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Administrative Agent or any of the other Secured Parties in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (ii) that such Secured Party has no other rights with respect to the Collateral other than as set forth in this Agreement and the other Transaction Documents.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under the Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of the Agreement including this Annex B shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

9. Compensation.  The Company will pay the Administrative Agent a fee of $3,000 for its agreement to serve as the Administrative Agent which fee shall be paid upon execution of this Agreement by wire transfer in immediately available United States’ funds to an account designated by the Administrative Agent.  In addition, the Administrative Agent shall be entitled to be paid by the Secured Parties an hourly fee at standard hourly rates for services rendered as Administrative Agent and to be reimbursed by the Secured Parties for all reasonable costs associated therewith.  Such fees or costs shall be paid or reimbursed to the Administrative Agent by the Secured Parties in proportion to the Secured Parties’ initially purchased respective stated value of Series B Preferred Stock.